ST Telemedia Increases Equity Stake in Global Crossing

Debt-to-Equity Conversion Is Part of Previously Announced Recapitalization Plan

FOR IMMEDIATE RELEASE: TUESDAY, AUGUST 28, 2007

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced that STT Crossing Ltd, a subsidiary of Singapore Technologies Telemedia Pte Ltd, on Monday, August 27, 2007 increased its equity and voting interests in Global Crossing to 66.2 percent, based on the number of shares outstanding as of August 1, 2007.

STT Crossing converted $250 million original principal amount of mandatorily convertible notes due December 2008 into approximately 16.58 million shares of common stock. The shares included 8,806,431 warrants, which were immediately converted into common stock. STT Crossing had previously received $7.5 million in cash as part of the transaction.

The conversion is part of a recapitalization plan that Global Crossing announced in May, related to its establishment of a five-year, $350 million secured term loan facility. Under the loan facility, the company is also required to put in place a collateral package by August 30, 2007 or such later date determined by the administrative agent in its reasonable discretion. The administrative agent has determined to extend such date to September 12, 2007.

ABOUT SINGAPORE TECHNOLOGIES TELEMEDIA

Singapore Technologies Telemedia (ST Telemedia) is a leading player in the telecommunications and information services industry, with core competencies in mobile telephony and global IP services. ST Telemedia invests in and manages an innovative group of companies globally, including StarHub, Indosat, Global Crossing, TeleChoice, Camshin and Lao Telecoms.

To know more about ST Telemedia, please visit www.sttelemedia.com.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects more than 320 cities in 31 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first -- and remains the only -- global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

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Statements in this press release about expected future events and financial results are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contact

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

IR/PR1